Exhibit 10.2

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

2009 EMPLOYEE INCENTIVE PLAN

WHEREAS, the Board of Directors of American Equity Investment Life Holding Company (the “Company”) deem it in the best interest of the Company that certain employees and officers of the Company and its affiliates be provided an incentive to generate stockholder value by contributing to the appreciation of the Company and its affiliates, to provide an incentive for them to generate stockholder value by contributing to the appreciation of the Company’s stock price and to enable them to participate in the growth of the Company by granting awards with respect to the Company’s Common Stock, as a means of assuring their maximum effort and continued association with the Company; and

WHEREAS, the Board believes that the Company can best obtain these and other benefits by providing for the grant of equity awards consisting of or based on the Common Stock of the Company, pursuant to this Plan;

NOW, THEREFORE, the Board does hereby adopt this 2009 Employee Incentive Plan, subject to approval, within twelve (12) months of the date of adoption, by at least a majority of the shares voting at a stockholder’s meeting, and subject to any necessary authorizations from any governmental authority.

ARTICLE I

Definitions

Except where the context otherwise indicates, the following definitions apply:

1.1.                              “Affiliate” means parent or subsidiaries of the Company, as defined in Sections 424(e) and (f) of the Code (but substituting “the Company” for “employer corporation”), including parents or subsidiaries of the Company which become such after adoption of the Plan.

1.2.                              “Agreement” means a written agreement granting an Award that is executed by the Company and the Participant.

1.3.                              “Award” means any Option, SAR, RSA, or RSU convertible into or otherwise based on Common Stock granted under the Plan.

1.4.                              “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person who is properly reporting on Schedule 13G shall not be treated as a Beneficial Owner for purposes of the Plan.

1.5.                              “Board” means the Board of Directors of the Company.

1.6.                              “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

1.7.                              “Committee” means the committee of the Board appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Compensation Committee of the Board shall be the Committee. When awards intended to qualify under 162(m) of the Code are granted, the Committee will be comprised solely of 2 or more independent directors.

1.8.                              “Common Stock” or “Stock” means the common stock, par value $1.00 per share of the Company.

1.9.                              “Company” means American Equity Investment Life Holding Company, an Iowa corporation.

1.10.                        “Competitive Activity” shall include: (i) the rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; (ii) the disclosure to anyone outside the Company, or the use in other than the Company’s business, without prior written authorization from the Company, of any confidential information or material relating to the business of the Company, acquired by the Participant either during or after employment with the Company or (iii) any attempt directly or indirectly to induce any employee or agent of the Company to be employed or perform services elsewhere or any attempt directly or indirectly to solicit the trade or business of any current or prospective customer, supplier or partner of the Company.

1.11.                      “Corporate Change in Control” shall be deemed to have occurred upon the first of the following events:

(1)                                  any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction which is a merger or consolidation;

(2)                                  the election to the Board, without the recommendation or approval of a majority of the incumbent Board (as of the date of approval of the Plan by the Board of Directors), of Directors constituting a majority of the number of Directors of the Company then in office, provided, however, that Directors whose election or appointment following the effective date of the Plan is approved by a majority of the members of the incumbent Board shall be deemed to be members of the incumbent Board for purposes hereof, provided further that Directors whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company will not be considered as members of the incumbent Board for purposes of this paragraph (2); or the occurrence of any other event which a majority of the incumbent Board in its sole discretion determines should be considered a Corporate Change in Control.

1.12.                      “Corporate Transaction” means any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company (or an Affiliate) is not the surviving corporation or which results in the acquisition of all or substantially all of the then outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert; (ii) a sale or transfer of all or substantially all of the Company’s assets or (iii) a dissolution or liquidation of the Company. Where a Corporate Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) as determined by the Committee, the Corporate Transaction shall be deemed to have occurred upon consummation of the transaction.

1.13.                      “Covered Employee” means a “covered employee” as set forth in Section 162(m).

1.14.                      “Covered Transaction” means a Corporate Change in Control or a Corporate Transaction.

1.15.                      “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option and payment of the exercise price in accordance with the terms of Article VI hereof.

1.16.                      “Date of Grant” means the date on which an Award is granted under the Plan.

1.17.                      “Designated Beneficiary” means the beneficiary as designated in writing by a Participant.

1.18.                      “Designated Employee” means an employee designated by the Committee, in its sole discretion, as a “Designated Employee” for purposes of the Plan at any time prior to the effective date of a Corporate Transaction.

1.19.                      “Detrimental Activity” shall include any action or failure to act that, in the sole determination of the Committee: (i)(a) constitutes financial malfeasance that is materially injurious to the Company, (b) violates the Company’s Code of Conduct, (c) results in the Company’s restatement of its earnings, financial results or financial statements or (d) results in a violation or breach of law or contract that is materially injurious to the Company or (ii) violates any non-competition, non-disclosure or non-solicitation agreement with the Company, or in the event that the Participant has not entered into any such agreement with the Company, the Participant engages in any “Competitive Activity”.

1.20.                      “Director” means a member of the Board of Directors of the Company or any Affiliate.

1.21.                      “Disability”means permanent and total disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.

1.22.                      “Eligible Individual” means any Employee or Director who is also an Employee. Persons who are Directors of the Company who are not also Employees shall not be Eligible Individuals.

1.23.                      “Employee” means any employee of the Company or an Affiliate.

1.24.                      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

1.25.                      “Expiration Date” means the latest date on which an Award requiring exercise may be exercised pursuant to the Award agreement.

1.26.                      “Fair Market Value” means, (i) with respect to Stock, (a) for so long as such Stock is readily tradable on an established securities market (within the meaning of Section 409A), the closing price on the day of the grant or measurement or, if the applicable date is not a trading day, on the most recent trading day immediately prior to the applicable date, and (b) otherwise, the fair market value of such Stock determined by the Committee by a reasonable application of a reasonable valuation method (within the meaning of Section 409A); and, (ii) with respect to any other property, the fair market value of such property as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose from time to time.

1.27.                      “For Cause” shall be deemed to include, but is not limited to, dishonesty with respect to the Company or any Affiliate, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, breach by a Participant of any provision of any employment, nondisclosure, non-competition or similar agreement between the Participant and the Company or any Affiliate, and conduct substantially prejudicial to the business of the Company or an Affiliate. The determination of the Committee as to the existence of circumstances warranting a termination For Cause shall be conclusive. Notwithstanding the foregoing, in the event that the Participant is a party to an effective employment or similar agreement with the Company or an Affiliate which contains a “cause” definition, such definition shall be controlling for purposes of the Plan.

1.28.                      “Incentive Stock Option” or “ISO” means an Option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Code and that the Company designates as such in the Agreement granting the Option.

1.29.                      “Involuntary Employment Action” as to a Participant means the involuntary termination of a Participant’s employment with the Company following a Covered Transaction, other than For Cause, upon the occurrence of any of the following circumstances: (i) any adverse and/or material alteration and diminution in the Participant’s authority, duties or responsibilities (other than a mere change in title or reporting relationship) as they existed immediately prior to the Covered Transaction or as the same may be increased from time to time thereafter, (ii) a reduction of the Participant’s base salary or a reduction in targeted bonus opportunity, in each case as in effect on the date prior to the Covered Transaction or as the same may be increased from time to time thereafter; or (iii) relocation of the offices at which the Participant is employed which increases his or her daily commute by more than 100 miles on a round trip basis; provided, however, that in any case the Participant notifies the Chief Legal Officer or the Vice President of Human Resources of the Company in writing of the basis for his or her involuntary termination within thirty (30) days of the occurrence of the circumstances and the Company does not cure such circumstance within thirty (30) days thereafter. A broad Company restructuring and/or reduction in workforce which affects more than five percent (5%) of the then currently employed Employees will not constitute an Involuntary Employment Action,

1.30.                      “Non-qualified Stock Option” means an Option granted under the Plan that is not an Incentive Stock Option.

1.31.                      “Option” means an option to purchase Shares for a specified period of time at a specified price.

1.32.                      “Option Period” means the period during which an Option may be exercised.

1.33.                      “Option Price” means the price per Share at which an Option may be exercised, provided, however, that the Option Price shall not be less than the Fair Market Value of a Share as of the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Optionee who is a Ten-percent Stockholder, the Option Price shall not be less than one hundred and ten percent (110%) of the Fair Market Value on the Date of Grant. The Option Price of any Option shall be subject to adjustment to the extent provided in Article X hereof, subject to Section 6.3 hereof.

1.34.                      “Optionee” means an Eligible Individual to whom an Option has been granted.

1.35.                      “Participant” means a person selected by the Committee to receive an Award under the Plan.

1.36.                      “Performance Criteria” means specified criteria the satisfaction of which is a condition to the grant, exercisability, vesting, payment or full enjoyment of an Award. For purposes of Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion shall be based on objectively determinable measures of performance relating to any of or to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, functional, subsidiary, line of business, project or geographical basis or in combinations thereof); sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; acquisitions and divestitures(in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Committee shall be based on achievement of an objectively determinable performance goal. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria. Prior to the grant, exercisability, vesting, payment or full enjoyment of the Performance Award, as the case may be, the Committee will determine whether the Performance Criteria have been attained, will certify the determination in writing, and such determination will be conclusive. If the Performance Criteria are not attained, no other Award will be provided in substitution of the Performance Award with respect to which such Performance Criteria have not been met.

1.37.                      “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its Affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation or other business entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.38.                      “Plan” means the American Equity Investment Life Holding Company 2009 Employee Incentive Plan.

1.39.                      “Restricted Period” has the meaning set forth in Section 8.2.

1.40.                      “Restricted Stock Award” or “RSA” has the meaning set forth in Section 8.2.

1.41.                      “Restricted Stock Unit” or “RSU” has the meaning set forth in Section 8.1.

1.42.                      “Retirement” as to any employee of the Company or any of its Affiliates shall mean such person’s leaving the employment of the Company and its Affiliates after reaching age 55 with ten (10) years of service with the Company or its Affiliates, but not including pursuant to any termination For Cause or pursuant to any termination for insufficient performance, as determined by the Company.

1.43.                      “Section 162(m)” means Section 162(m) of the Code, including the Treasury Regulations thereunder and other applicable Internal Revenue Service guidance.

1.44.                      “Section 409A” means Section 409A of the Code, including the Treasury Regulations thereunder and other applicable Internal Revenue Service guidance.

1.45.                      “Section 422” means Section 422 of the Code, including the Treasury Regulations thereunder and other applicable Internal Revenue Service guidance.

1.46.                      “Stock Appreciation Right” or “SAR” has the meaning set forth in Section 7.1.

1.47.                      “Share” means a share of Common Stock.

1.48.                      “Ten-percent Stockholder” means, in accordance with the rules of Section 424(d) of the Code, a person owning stock with more than ten percent of the total combined voting power of all classes of stock of the Company or an Affiliate.

ARTICLE II

Purpose

2.1.                            The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Individuals of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company.

ARTICLE III

Administration

3.1.                            The Committee shall administer the Plan and shall have plenary authority and discretion, subject to the provisions of the Plan, to select the Participants to receive Awards and shall determine the terms and conditions of the Awards. The Committee has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan, determine eligibility for and grant Awards, determine, modify or waive the terms and conditions of any Award, prescribe forms, rules and procedures and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Committee will exercise its discretion consistent with qualifying the Award for that exception. In making these determinations, the Committee may take into account the nature of the services rendered by the Participants, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. The determinations of the Committee on the matters referred to in this Article III shall be binding and final.

Notwithstanding anything else, transactions under this Plan, to the extent they would otherwise be subject to Section 16 of the Exchange Act, are intended to comply with all applicable conditions of Rule 16b-3 or its successors under Section 16 of the Exchange Act (“Rule 16b-3”). To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Plan and such Award shall be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. Consistent with the above requirements, the Committee may delegate such of its duties, powers and responsibilities as it may determine (and in the event of any such delegation, references herein to the Committee shall include the person or persons so delegated to the extent of such delegation).

In the case of an Award intended to be eligible for the performance-based compensation exception under Section 162(m), to the extent necessary, the Committee shall establish in writing Performance Criteria no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year of more, no later than 90 days after the commencement of the performance period; and, for periods of less than one year, before twenty-five percent (25%) of the performance period has elapsed); provided, however, that goals so established by the Committee may be adjusted by the Committee after the initial determination only to the extent permitted under Section 162(m).

ARTICLE IV

Eligibility

4.1.                            All Eligible Individuals are eligible to be Participants in the Plan.

ARTICLE V

Stock Subject to the Plan

5.1.                            Number of Shares Reserved.  Subject to adjustment as provided in Article X hereof, the maximum number of Shares that may be delivered under or in satisfaction of Awards under the Plan is 2,500,000 Shares.

5.2.                            Unvested Awards Available for Grant.  If an Award expires or terminates for any reason without having been fully exercised, the unissued Shares which had been subject to such Award shall become available for the grant of additional Awards.

5.3.                            Reversion to the Plan.  For the avoidance of doubt, if an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Stock acquired pursuant to an Award subject to forfeiture or repurchase are forfeited or repurchased by the Company for an amount not greater than the Participant’s purchase price, the shares of Stock allocable to the terminated portion of such Award or such forfeited or repurchased shares of Stock shall again be available for issuance under the Plan in an amount determined in accordance with Section 5.1. Shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash or other property (other than shares of Stock) and shall be treated as forfeited and shall again be available for issuance under the Plan. Upon payment in shares of Stock pursuant to the exercise of an SAR, the number of shares available for issuance under the Plan shall be reduced as provided in Section 7. Shares of Stock withheld from an Award in satisfaction of withholding taxes as described in Section XV or in payment of the exercise price of any Award requiring exercise shall not again be available for issuance under the Plan.

5.4.                            Certain Other Company Awards.  Common Stock issued under awards granted by another company (“other company awards”) and assumed by the Company in connection with a merger, consolidation, stock purchase or similar transaction, or issued by the Company under awards substituted for other company awards in connection with a merger, consolidation, stock purchase or similar transaction, shall not reduce the shares available for Awards under the Plan; provided, that the maximum number of shares that may be issued pursuant to Incentive Stock Options (as defined below) shall be determined in a manner consistent with Section 422 and the rules thereunder.

5.5.                            Limit on Individual Grants.  The following limits on individual Awards shall apply: The maximum number of shares of Common Stock subject to Options granted to any Participant, and that may be granted as SARs, RSUs and RSAs pursuant to Sections 7 or 8 to any Participant, shall not exceed an aggregate of 75,000 in any calendar year, subject in each case to adjustment under Section X.

ARTICLE VI

Stock Options

6.1.                            Designation of Options as Incentive or Non-qualified.  Options granted under the Plan shall be either Incentive Stock Options (“ISOs”) or Non-qualified Stock Options (“NQSOs”), as designated by the Committee. Each Option granted under the Plan shall be clearly identified either as an ISO or a NQSO and shall be evidenced by an Agreement that specifies the terms and conditions of the grant. In the event the Committee shall fail to identify any Option granted as an ISO or NQSO, such Option shall be a NQSO. Options granted to Eligible Individuals shall be subject to the terms and conditions set forth in this Article VI hereof and such other terms and conditions not inconsistent with this Plan as the Committee may specify. All ISOs shall comply with the provisions of the Code governing incentive stock options and with all other applicable rules and regulations. The Committee shall determine the number of shares subject to each Option and the exercise price therefore, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant. An ISO granted to an employee described in Section 422(b) of the Code must have an exercise price that is not less than 110% of such fair market value.

6.2.                            Option Period.  The Option Period for Options granted to Eligible Individuals shall be determined by the Committee, subject to such terms and conditions as the Committee may specify in the Award Agreement or thereafter; provided, however, that (a) an Option shall not be exercisable after ten years (five years in the case of an ISO granted to a Ten-Percent Stockholder) from its Date of Grant; and (b) in the case of the termination of employment of an Optionee, or the death or disability of an Optionee, the Option Period shall be as set forth in Section 9.7 below. Notwithstanding anything contained herein to the contrary, an ISO may not be exercised after the period provided in Treas. Reg. Section 1.422-2(a)(2)(iii) and Treas. Reg. Section 1.422-2(d).

6.3.                            Notice of Exercise.  An Option may, subject to the terms of the applicable Award Agreement under which it is granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment of the Option Price for the Shares with respect to which the Option is exercised as provided in Section 6.4 hereof.

6.4.                            Payment of Exercise Price.  Payment of the aggregate Option Price for the Shares with respect to which an Option is being exercised shall be made in cash; provided, however, that the

Committee, in its sole discretion, may provide in an Award Agreement that part or all of such payment may be made by the Optionee in one or more of the following manners:

(i)                                   By delivery (including constructive delivery) to the Company of Shares valued at Fair Market Value on Date of Exercise; or

(ii)                                By delivery on a form prescribed by the Committee of a properly executed exercise notice and irrevocable instructions to a registered securities broker approved by the Committee to sell Shares and promptly deliver cash to the Company.

6.5.                            Minimum Exercise.  No Option may be exercised for less than one hundred (100) shares.

6.6.                            Minimum Vesting Period.  In the absence of a specified vesting schedule established by the Committee and set forth in the applicable agreement evidencing the grant of any options, all options will vest six months after the date of grant. Should the employment of any Optionee be terminated for any reason (except death or disability) with or without cause, prior to the expiration of six months or the vesting schedule established by the Committee, whichever is the later, the Optionee will forfeit all options not fully vested on the effective date of such termination.

6.7.                              Acceleration of Vesting.  If an Option contains a vesting schedule or has not become totally exercisable as of the date of any of the following events, such vesting schedule will automatically be accelerated, and/or any other restrictions to exercise may be removed upon the happening of any of the following events:

(i)	The death of the Optionee;

(ii)	The Disability of the Optionee;

(iii)	A Corporate Change of Control as defined herein.

ARTICLE VII

Stock Appreciation Rights

7.1.                            Grant of SARs.  Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the base value of the rights (“SARs”). The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards, or other property, and may define the manner of determining the excess in value of the shares of Common Stock. The committee shall fix the base value of each SAR, which shall not be less than 100% of the Fair Market Value of the Common Stock at the date of grant.

7.2.                            Terms and Conditions.  Each SAR shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the Award Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of SARs, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. At the time of the grant of an SAR, the Committee may impose such restrictions or conditions to the vesting of such SAR as it, in its absolute discretion, deems appropriate, including requiring the achievement of Performance Criteria. To the extent that a grant of an SAR is to vest based solely upon the continued employment of the Participant, such SAR shall vest six months after the date of the grant. The Expiration Date of each SAR shall be ten (10) years from the date of grant thereof, or at such earlier time as the Committee shall state in the Award Agreement.

7.3.                            No Net Share Counting.  SARs to be settled in shares of Common Stock shall be counted in full against the number of shares available for award under the Plan under Section 5.1 regardless of the number of shares of Common Stock issued upon settlement of the SAR.

ARTICLE VIII

RESTRICTED STOCK UNITS, RESTRICTED STOCK AWARDS AND

OTHER AWARDS

8.1.                            Restricted Stock Units.  The Committee may grant Awards consisting of units representing shares of Common Stock (“RSUs”). Each RSU shall represent the unfunded and unsecured commitment of the Company to deliver to the Participant at a specified future date or dates one or more shares of Common Stock or, if specified in the Award, cash equal to the Fair Market Value of the Award, in any case subject to the satisfaction of any vesting or other terms and conditions established with respect to the Award as the Committee may determine. No Participant or Designated Beneficiary holding RSUs shall be treated as a stockholder with respect to the shares of Common Stock subject to the Award unless and until such shares are actually delivered under the Award. RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. The Committee may make Awards of RSUs that are subject to restrictions or forfeiture on such terms and conditions as the Committee may determine from time to time.

8.2.                            Restricted Stock Awards.  The Committee may grant Awards of shares of Common Stock subject to forfeiture (“RSAs”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of RSAs may not be sold, assigned, transferred, pledged or otherwise encumbered during the Restricted Period. Shares of RSAs shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of RSAs shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such shares, along with any certificates, to the Participant or if the Participant has died, to the Participant’s Designated Beneficiary.

8.3.                            Terms and Conditions.  At the time of the grant of RSUs or RSAs, the Committee shall determine the price, if any, to be paid by the Participant for each share subject to the Award. At the time of the grant of RSUs or RSAs the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including requiring the achievement of Performance Criteria. To the extent that a grant of Awards is to vest based solely upon the continued employment of the Participant, such Award shall vest pursuant to a schedule as the Committee may determine.

ARTICLE IX

GENERAL PROVISIONS APPLICABLE TO AWARDS

9.1.                            Documentation and Legal Conditions on Delivery of Stock.  Each Award shall be evidenced by a written document delivered to the Participant or agreement executed by the participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles. The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, or if the Company determines that the registration statement covering the sale of Stock is not available, the Company may defer the sale until such time as it determines that the registration statement is available and may delay the applicability of any provisions of the Award during any period of unavailability. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

9.2.                            Performance Criteria.  The Committee may establish Performance Criteria on which the granting of Awards, or the vesting of Awards, will be subject. The Committee shall determine whether any Performance Criteria so established have been achieved, and if so to what extent, and its determination shall be binding on all persons.

9.3.                            Application of Code Section 409A.  Awards under the Plan are intended either to be exempt from the rules of Section 409A or to satisfy those rules, and shall be construed accordingly. Granted Awards may be modified at any time, in the Committee’s discretion, so as to increase the likelihood of exemption from or compliance with the rules of Section 409A. In the event a Participant is prohibited from executing market trades by reason of the application of the federal securities laws or for any other reason determined by the Committee, the Committee may extend the exercise period of an Award to the extent permitted by Section 409A.

9.4.                            Committee Discretion.  Awards may be made alone or in combination with other Awards, including Awards of other types. The terms of Awards of the same type need not be identical, and the Committee need not treat Participants uniformly (subject to the requirements of applicable law). Except as otherwise expressly provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or any time thereafter.

9.5.                            Dividends and Cash Awards.  In the discretion of the committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable (in cash or in the form of Awards under the Plan) currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

9.6.                            Leaves of Absence.  Awards held by a Participant on an approved leave of absence shall continue to vest in accordance with their terms during the leave of absence as if the Participant was an active employee unless otherwise agreed to in writing between the Company and the Participant or otherwise set forth in the Award agreement; provided, however, in the event of an ISO, such leave of absence shall not exceed ninety (90) days unless reemployment is guaranteed by law or contract.

9.7.                            Termination of Employment.  Unless the Committee expressly provides otherwise, the following rules shall apply in connection with the cessation of a Participant’s employment with the Company and its Affiliates. Immediately upon the cessation of the Participant’s employment with the Company and its Affiliates, an Award requiring exercise will cease to be exercisable and all Awards to the extent not already fully vested will be forfeited, except that:

(1)                                Disability or Death of Participant.  If a Participant’s employment with the Company is terminated because of his death or disability, his Award privileges, including any Awards the vesting of which have been accelerated pursuant to Section 6.7 herein, shall expire unless exercised within one (1) year after the date that his employment was terminated. In the event of the death of the Participant, his Awards may be exercised by the Participant’s designated beneficiary. With the exception of the provisions of Section 6.7 herein, nothing contained herein shall be construed to extend the ultimate term of the Award beyond the period of time as set out above;

(2)                                Termination of Employment.  Upon termination of a Participant’s employment with the Company, or the relevant Affiliate, his or her Award privileges shall be limited to the shares purchasable by him or her as of the date that his or her employment was terminated, and such Award privileges shall expire sixty (60) days from the date that his or her employment was terminated. Nothing contained herein shall be construed to extend the ultimate term of the Award beyond the period of time as set out above;

(3)                                All Options and SARs held by a Participant or a Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment For Cause (including any portion of the Award that is then exercisable) shall terminate at the commencement of business on the date of such termination;

(4)                                All RSUs and RSAs, in each case held by a Participant immediately prior to the Participant’s death, retirement or termination as a result of Disability, to the extent not previously vested, shall vest and become non-forfeitable; provided, however, that the applicable grants with respect to such Awards shall provide for payment terms that comply with, or are exempt from, the requirements of Section 409A;

(5)                                All RSUs and RSAs held by a Participant or a Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment for reasons other than death, Disability or Retirement shall terminate at the close of business on the date of such termination; and

(6)                                All RSUs and RSAs held by a Participant or a Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s employment For Cause shall terminate at the commencement of business on the date of such termination.

Unless the Committee expressly provides otherwise, a Participant’s employment with the Company and its Affiliates will be deemed to have ceased upon termination of the Participant’s employment with the Company and its Affiliates (whether or not the Participant continues in the service of the Company or its Affiliates in some capacity other than that of an employee of the Company or its Affiliates).

9.8.                            Transferability.  No Award may be transferred other than by will or the laws of descent and distribution and may be exercised during the life of a Participant only by the Participant, except that, as to Options other than ISOs, the Committee may in its sole discretion permit certain transfers to the Participant’s family members or to certain entities controlled by the Participant or his or her family members.

9.9.                            Withholding Taxes.  The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes or social insurance contributions required by law to be withheld with respect to Award under the Plan no later than the date of the event creating tax liability. The Company and its Affiliates will, to the extent permitted by law, deduct any such tax or social insurance obligations from any payment of any kind due the Participant hereunder or otherwise. In the Committee’s discretion, the minimum tax or social insurance obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained by the Company from the Award creating the obligation, valued at their Fair Market Value on the date of retention or delivery. In particular, but not in limitation of the foregoing, with respect to Awards of RSUs and RSAs`, the Company shall withhold from the payment of an Award and shall retain that number of Shares the Fair Market Value of which is equal to the amount of tax required to be withheld and paid on the date of retention or delivery.

9.10.                      Option or SAR Repricing.  Without the affirmative vote of holders of a majority of the shares of Stock in person or by proxy at a meeting of the stockholders of the Company at which a quorum representing a majority of all outstanding shares of Stock is present or represented by proxy, neither the Board nor the Committee shall approve either (a) the cancellation of outstanding Options or SARs and the grant in substitution therefore of new Options or SARs having a lower exercise prior or base value, as the case may be, or (b) the amendment of outstanding Options or SARs to reduce the exercise price or base value, as the case may be, thereof. This paragraph shall not be construed to apply to: (i) “issuing or assuming a stock option in a transaction to which Section 424(a) applies” within the meaning of Section 424 of the Code; or (ii) adjustments made pursuant to Section X.

9.11.                      Amendment of Award.  Except as otherwise expressly provided in the Plan, and subject to the provisions contained in Section 9.10 herein, the Committee may amend, modify or terminate any outstanding Award, including substituting therefore another Award of the same or a different type, changing the date of exercise or realization and converting an ISO to an NQSO; provided, however, that if stockholder approval is required by law or the rules of the applicable exchange on which common stock of the Company is then publicly traded, such amendment shall not become effective until such stockholder approval is obtained. Any such action shall require the Participant’s consent unless the Committee determines that the action would not materially and adversely affect the Participant.

9.12.                      Cancellation and Rescission of Awards.  Unless the Award agreement specifies otherwise, the Committee may cancel, rescind, withhold or otherwise limit or restrict any unexpired or unpaid Award at any time if the Participant is not in compliance with all applicable provisions of the Award agreement and the Plan, or if the Participant engages in any Detrimental Activity.

ARTICLE X

Effect of Certain Transactions

10.1.                      Covered Transactions.  Except as otherwise expressly provided in an Award:

(1)                                If the Covered Transaction is one in which there is an acquiring or surviving entity other than the Company or its Affiliate, the Committee shall provide for the assumption of some or all outstanding Awards or for the grant of new Awards in substitution therefore or the continuation of some of all of the Awards by the acquirer or survivor or an affiliate of the acquirer or survivor, except to the extent that the Committee pays out the Award pursuant to the provisions of Section 10.1.(2).

(2)                                If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Committee may provide for payment (a cash-out), with respect to some or all Awards or any portion thereof (whether or not vested), equal in the case of each affected Award or portion thereof to the excess, if any, of (a) Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award of such portion, or (b) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base value above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Committee determines; provided, that the Committee shall not exercise its discretion under this Section 10.1.(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A. For avoidance of doubt, in the event that the aggregate exercise or purchase price of the Award exceeds the aggregate Fair Market Value, the Award will be deemed to be cashed out for a payment of zero.

(3)                                Each Award will terminate upon consummation of the Covered Transaction, other than Awards assumed, substituted or continued pursuant to Section 10.1.(1) above. For avoidance of doubt, in the event that the Awards are not cashed out (or deemed cashed out) as provided in 10.1.(2), such Awards shall be assumed, substituted or continued as provided in Section 10.1.(1) above.

10.2.                      Corporate Transaction.  Except as otherwise provided in the Award agreement, if at any time within one (1) year after the effective date of a Corporate Transaction there is an Involuntary Employment Action with respect to any Designated Employee, each then outstanding Award assumed, substituted or continued under Section 10.1.(1) and held by such Designated Employee (or a permitted transferee of such person) shall, upon the occurrence of such Involuntary Employment Action, automatically accelerate so that each such Award shall become fully vested or exercisable, as applicable, immediately prior to such Involuntary Employment Action. Upon the occurrence of an Involuntary Employment Action with respect to a Designated Employee, any outstanding Options or SARs held by such Designated Employee (and a permitted transferee or such person) shall be exercisable for one (1) year following the Involuntary Employment Action or, if earlier, within the originally prescribed term of the Option or SAR.

10.3.                      Corporate Change in Control.  Unless otherwise determined by the Committee at the time of grant and set forth in the Award Agreement, in the event of a Corporate Change in Control, the exercisability or vesting of each Award outstanding under the Plan shall be automatically accelerated so that each such Award shall immediately prior to such Corporate Change in Control become fully vested or exercisable for the full number of shares of the Common Stock purchasable or cash payable under an Award to the extent not previously exercised and may be exercised for all or any portion of such shares or cash within the originally prescribed term of such Award. The Committee shall, in its discretion, determine the timing and mechanics required to implement the foregoing sentence.

10.4.                      Changes In, Distributions With Respect To and Redemptions of Stock.

(1)                                In the event of any stock dividend or other similar distribution of stock or other securities of the Company, stock split or other combination of shares (including a reverse stock split), recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, merger, exchange of stock, redemption or repurchase of all or part of the shares of any class of stock or any change in the capital structure of the Company or an Affiliate or other transaction or event, the following shall be equitably adjusted (a) the number of shares that may be delivered as per Article 5, (b) the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, (c) exercise prices or base values, as the case may be, relating to outstanding Awards, and (d) any other provision of Awards affected by such change shall be adjusted by the Company to the extent the Committee shall determine, in good faith, that such adjustment is appropriate.

(2)                                The Committee shall also make equitable or proportionate adjustments of the type described in Section 10.4.(1) above to take into account distributions to stockholders other than stock dividends or normal cash dividends, material changes in accounting practices or principles, extraordinary dividends, mergers, consolidations, acquisitions, dispositions or similar transaction involving Stock, or any other event, if the Committee determines that the adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value and equity of Awards made hereunder, having due regard for: (i) the qualification of ISOs under Section 422; (ii) the continued exemption of the Awards from (or satisfaction by the Awards of the rules of) Section 409A, where applicable and (iii) in the case of Awards intended to qualify for the performance-based compensation exception Section 162(m), having due regard for continued qualification for that exception.

(3)                                References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Article X.

ARTICLE XI

Effective Date

11.1.                      The Plan and any amendment thereto shall be effective on the date on which it is adopted by the Board, provided that any such adoption requiring stockholder approval is subject to approval by vote of the stockholders of the Company within 12 months after such adoption by the Board. Awards may be granted prior to stockholder approval of the Plan, and the date of stockholder approval shall be the Date of Grant for all purposes provided that (a) each such Award shall be subject to stockholder approval of the Plan, (b) no Award may be exercised prior to such stockholder approval, and (c) any such Award shall be void ab initio if such stockholder approval is not obtained.

ARTICLE XII

Term of the Plan

12.1.                      Unless sooner terminated by the Board pursuant to Section 14.7, the Plan shall terminate on June 30, 2014, and no Awards may be granted after such date. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE XIII

Indemnification of Committee

13.1.                      In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

ARTICLE XIV

General Provisions

14.1.                      No Other Rights Conferred.  The establishment of the Plan shall not confer upon any Eligible Individual any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in the Plan.

14.2.                      No Right to Employment.  The Plan does not constitute inducement or consideration for the employment of service of any Eligible Individual. Participation in the Plan shall not give an Eligible Individual any right to be retained in the service of the Company or any Affiliate.

14.3.                      No Limitation on Other Stock Option, Etc.  Neither the adoption of this Plan nor its submission to the stockholders, shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other stock option or restricted stock plans or to impose any requirement of stockholder approval upon the same.

14.4.                      Plan Interest Not Subject to Creditor Claims.  The interests of any Eligible Individual under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in an Agreement.

14.5.                      No Rights as a Stockholder.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom an RSA is awarded shall be considered a stockholder of the Company at the time of the Award except as otherwise expressly provided in the applicable Award agreement.

14.6.                      Effective Date.  The Plan shall be effective on the date it is approved by the stockholders of the Company.

14.7                         Amendment of the Plan.  The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Committee determines to be necessary or advisable. Further, under all circumstances, the Committee may, but shall not be required to, make non-substantive administrative changes to the Plan in order to conform with or take advantage of governmental requirements, statutes or regulations. Except as provided herein, no such amendment, modification or termination will adversely affect the rights of any Participant (without his or her consent) under any Award previously granted and no amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required in order for the Plan to qualify or to continue to qualify under Section 422 or for Awards intended to be eligible for the performance-based exception under Section 162(m) to qualify as such or continue such eligibility. In addition, the Committee may not amend the Plan to remove the requirement for shareholder approval of any form of Option or SAR repricing as specified in Section 9.10 herein.

14.8.                      Governing Law.  The Plan shall be governed, construed and administered in accordance with the laws of the State of Iowa and it is the intention of the Company that Incentive Stock Options granted under the Plan qualify as such under Section 422 of the Code.

14.9.                      Representations Regarding Investment Intent; Restrictive Legends.  The Committee may require each person acquiring Shares pursuant to Options hereunder to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or interdealer quotation system upon which the Common Stock is then listed or quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on any such certificates to make appropriate reference to such restrictions. The certificates for Shares acquired pursuant to an Option may also include any legend which the Committee deems appropriate to reflect restrictions contained in this Plan or in the applicable Agreement or to comply with the Iowa Business Corporation Law.

14.10.                Regulatory Approvals.  The Company shall not be required to issue any certificate or certificates for Shares upon the exercise of Options, or record any person as a holder of records of such Shares, without obtaining, to the complete satisfaction of the Committee, and without complying to the Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law deemed applicable by the Committee.